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                                                            Exhibit 23(d)(1)(f)

[LOGO Lincoln Financial Group(R)]    Lincoln Variable Insurance Products Trust
                                                     1300 South Clinton Street
                                                     Fort Wayne, Indiana 46802
                                                      United States of America

April 30, 2008

Lincoln Investment Advisors Corporation
1300 South Clinton Street
Fort Wayne, Indiana 46802

RE: Advisory Fee Waiver Agreement - LVIP SSgA Funds

Ladies and Gentlemen:

This letter agreement (the "Agreement") confirms the advisory fee waiver between the Funds listed in Schedule A (the "Funds"), each a series of Lincoln Variable Insurance Products Trust, and Lincoln Investment Advisors Corporation (the "Adviser") with respect to the portfolio management of the Fund.

   1. Advisory Expense Waiver. The Adviser has agreed to waive a portion of the advisory fee payable to the Adviser under the Investment Management Agreement, dated as of April 30, 2007, as amended ("Investment Management Agreement"), between the Fund and the Adviser, as set forth in the attached Schedule A.

   2. Term and Termination. This Agreement shall become effective on May 1, 2008 (with the exception of the LVIP SSgA Emerging Markets 100 Fund, which shall be effective as of June 18, 2008) and shall continue for a period of one (1) year, ending on April 30, 2009. The Agreement shall renew automatically for one-year terms unless the Trust or the Adviser provides written notice of the termination of the Agreement within 30 days of the end of the then current term. In addition, this Agreement will terminate automatically in the event of:

       a. the termination of the Investment Management Agreement;

       b. the termination of the Sub-Advisory Agreement, executed as of April 30, 2008, between the Adviser and SSgA Funds Management, Inc.; or

       c. a change in the sub-advisory fee rates under the Sub-Advisory Agreement between the Adviser and SSgA Funds Management, Inc.

   3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, provided that nothing in this Agreement shall be construed in a manner inconsistent with the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended.

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Lincoln Investment Advisors Corporation
Page 2

Please indicate your approval of this Agreement by signing and returning a copy of this letter to the Fund.

Very truly yours,

LVIP SSgA Bond Index Fund                   LVIP SSgA International Index Fund
LVIP SSgA Developed International 150 Fund  LVIP SSgA Large Cap 100 Fund
LVIP SSgA Emerging Markets 100 Fund         LVIP SSgA Small-Mid Cap 200 Fund

          each a series of Lincoln Variable Insurance Products Trust


/s/ William P. Flory, Jr.
------------------------------
Name: William P. Flory, Jr.
Title: Second Vice President and Chief Accounting Officer

Agreed to:

Lincoln Investment Advisors Corporation


/s/ Kevin J. Adamson
------------------------------
Name: Kevin J. Adamson
Title: Second Vice President

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                                  SCHEDULE A

                                                       Avg. Daily Net   Waiver
Fund Name                                            Assets of the Fund Amount*
---------                                            ------------------ -------
LVIP SSgA Bond Index Fund........................... First $500 million  0.07%
                                                     Over $500 million   0.12%
LVIP SSgA Developed International 150 Fund.......... First $100 million  0.35%
                                                     Over $100 million   0.43%
LVIP SSgA Emerging Markets 100 Fund................. First $100 million  0.69%
                                                     Over $100 million   0.76%
LVIP SSgA International Index Fund.................. First $500 million  0.06%
                                                     Over $500 million   0.09%
LVIP SSgA Large Cap 100 Fund........................ First $100 million  0.12%
                                                     Over $100 million   0.22%
LVIP SSgA Small-Mid Cap 200 Fund.................... First $100 million  0.29%
                                                     Over $100 million   0.39%

* These amounts are stated on an annual basis.